Exhibit 10.4

AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENT
ISSUED UNDER THE GENERAL MOLY, INC.
2006 EQUITY INCENTIVE PLAN

WHEREAS, the Compensation Committee of General Moly, Inc. (the “Company”) granted an award of Restricted Stock Units under the 2006 Equity Incentive Plan (the “Plan”) subject to the terms and conditions set forth in the Notice of Grant and Restricted Stock Unit Agreement (the “Agreement”) to the participant named below (“Participant”), with a Grant Date of January 16, 2018 and a Vesting Date of January 16, 2019; and

WHEREAS, the Agreement provides for settlement of the award in Shares within 30 days after the Vesting Date; and

WHEREAS, the Company and the Participant desire to amend the Agreement effective December 1, 2018;

NOW, THEREFORE, the Agreement is amended effective December 1, 2018 by deleting the first sentence of Section 5 of the Agreement and replacing it with the following:

Subject to the terms and conditions of this Agreement, within six months following each Vesting Date set forth in the Notice of Grant, Participant shall be issued a number of Shares equal to the number of Vested Restricted Stock Units that vest on that Vesting Date and Participant will have all of the rights of a holder of Common Stock with respect to the Shares from and after the date that Participant delivers any other documents required by the Company.

IN WITNESS WHEREOF, on the dates set forth below, the Company has caused this Amendment to be executed by its duly authorized representative and Participant has executed this Amendment to be effective as of December 1, 2018.

General Moly, Inc.	Participant

By:	By:
[Insert Name & Title]	[Insert Name]

Date:	Date: